Exhibit (a)(1)(xvii)

OFFER TO PURCHASE FOR CASH

ALL OUTSTANDING SHARES OF COMMON STOCK

OF

REEDS JEWELERS, INC.

NOT OWNED BY SPARKLE, LLC OR ITS AFFILIATES

AT AN INCREASED PRICE OF $2.05 PER SHARE

PURSUANT TO THE OFFER TO PURCHASE, DATED JANUARY 29, 2004,

AS HERETOFORE AMENDED,

AND THE SUPPLEMENT THERETO, DATED APRIL 29, 2004

BY

SPARKLE, LLC

THE AMENDED OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 PM, NEW YORK CITY TIME, ON THURSDAY, MAY 6, 2004, WHICH DATE MAY BE EXTENDED.

APRIL 29, 2004

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

We have been appointed by Sparkle, LLC, a North Carolina limited liability company (“Sparkle”) to act as Information Agent in connection with Sparkle’s offer to purchase all outstanding shares of common stock, par value $.10 per share (the “Shares”), of Reeds Jewelers, Inc., a North Carolina corporation (“Reeds”), at $2.05 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated January 29, 2004, (as heretofore amended, the “Offer to Purchase”), as amended and supplemented by a supplement thereto, dated April 29, 2004 (the “Supplement”) and in the related revised (yellow) Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Amended Offer”). Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee.

For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

1.	The Supplement, dated April 29, 2004.

2.	The revised (yellow) Letter of Transmittal to tender Shares for your use and for the information of your clients. Facsimile copies of the Letter of Transmittal may be used to tender Shares.

3.	The revised Notice of Guaranteed Delivery for Shares to be used to accept the Amended Offer if the procedures for tendering Shares set forth in The Tender Offer—Section 3 (“Procedures for Tendering Shares”) in the Offer to Purchase cannot be completed prior to the Expiration Date (as defined in the Supplement).

4.	A printed form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Amended Offer.

5.	Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9.

6.	A return envelope addressed to the Depositary (as defined below).

WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE AMENDED OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 PM, NEW YORK CITY TIME, ON THURSDAY, MAY 6, 2004, WHICH DATE MAY BE EXTENDED.

Please note the following:

1.	The tender price is $2.05 per Share, net to the seller in cash without interest.

2.	The Amended Offer is being made for all outstanding Shares not owned by Sparkle or its affiliates.

3.	THE AMENDED OFFER IS BEING MADE WITHOUT THE PRIOR APPROVAL OF THE INDEPENDENT MEMBERS OF THE REEDS’ BOARD OF DIRECTORS OR REEDS’ SHAREHOLDERS.

4.	THE AMENDED OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 PM, NEW YORK CITY TIME, ON THURSDAY, MAY 6, 2004, WHICH DATE MAY BE EXTENDED IN THE DISCRETION OF SPARKLE.

5.	The Amended Offer is conditioned upon, among other things, there being validly tendered and not withdrawn a number of Shares which, excluding the Shares beneficially owned by Sparkle and certain other persons as set forth in the Offer to Purchase (the “Sparkle Shares”) will constitute at least a majority of those outstanding Shares which are not Sparkle Shares as of the date the Shares are accepted for payment pursuant to the Amended Offer (the “Minimum Tender Condition”), which will result in Sparkle having acquired, as a result of the Amended Offer, at least 90% of the issued and outstanding Shares as of the date the Shares are accepted for payment pursuant to the Amended Offer. The

Amended Offer is also subject to the other conditions set forth in the Supplement. See Supplemental Terms of the Tender Offer—Sections 1 (“Terms of the Amended Offer”) and 10 (“Certain Conditions of the Amended Offer”) in the Supplement.

6.	Tendering holders of Shares (“Holders”) whose Shares are registered in their own name and who tender directly to Continental Stock Transfer & Trust Company, as depositary (the “Depositary”), will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares by Sparkle pursuant to the Amended Offer. However, federal income tax backup withholding at a rate of 28% may be required, unless an exemption is available or unless the required tax identification information is provided. See Instruction 8 of the Letter of Transmittal.

7.	Notwithstanding any other provision of the Amended Offer, payment for Shares accepted for payment pursuant to the Amended Offer will in all cases be made only after timely receipt by the Depositary of (a) certificates evidencing such Shares (or a confirmation of a Book-Entry transfer of such Shares (a “Book-Entry Confirmation”) with respect to such Shares) into the Depositary’s account at The Depository Trust Company, (b) either the original (cream) or revised (yellow) Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a Book-Entry transfer, an Agent’s Message (as defined in the Offer to Purchase) in lieu of the Letter of Transmittal) and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering Holders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary.

UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE OF THE TENDERED SHARES BE PAID BY SPARKLE, REGARDLESS OF ANY EXTENSION OF THE AMENDED OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

In order to take advantage of the Amended Offer, certificates for all tendered Shares in proper form for transfer (or a Book-Entry Confirmation with respect to all such Shares), together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees (or, in the case of a Book-Entry transfer, an Agent’s Message in lieu of the Letter of Transmittal), and any other required documents must be received by the Depositary, all in accordance with the instructions set forth in the Letter of Transmittal, the Offer to Purchase, and the Supplement.

Any Holder who desires to tender Shares and whose certificates for Shares are not immediately available, or who cannot comply with the procedures for Book-Entry transfer on a timely basis, or who cannot deliver all required documents to the Depositary prior to the Expiration Date, may tender such Shares by following the procedures for guaranteed delivery set forth in The Tender Offer—Section 3 (“Procedures for Tendering Shares”) in the Offer to Purchase.

Sparkle will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Amended Offer (other than the Depositary and the Information Agent as described in the Supplement). Sparkle will, however, upon request, reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients. Sparkle will pay or cause to be paid any transfer taxes with respect to the transfer and sale of purchased Shares to it or its order pursuant to the Amended Offer, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

Any inquiries you may have with respect to the Amended Offer should be addressed to The Altman Group, Inc., the Information Agent for the Offer, at 1275 Valley Brook Avenue, Lyndhurst, New Jersey 07071; telephone numbers: (800) 249-7123 (toll-free) or (201) 460-1200; or facsimile number (201) 460-0050.

Requests for additional copies of the enclosed materials may also be directed to the Information Agent at the above address and telephone numbers.

Very truly yours,

The Altman Group, Inc.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU THE AGENT OF SPARKLE, THE INFORMATION AGENT, THE DEPOSITARY, OR ANY AFFILIATE OF ANY OF THE FOREGOING, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE AMENDED OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

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